Chisholm, Bierwolf & Nilson, LLC
533 West 2600 South
Bountiful, UT 84010
Telephone (801)-292-8756 Facsimile (801) 292-8809

February 12, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Family Healthcare Solutions, Inc.

Dear Sirs and Madams:

This firm has reviewed the disclosure Item 5 of Family Healthcare Solutions, Inc. , Quarterly Report on Form 10-QSB, dated December 31, 2006, in regards to our retirement as its certifying accountants. Please be advised that we are in concurrence with the disclosures therein.

We neither resigned nor declined to stand for election.

Our reports on the financial statements for either of the past two years contained no adverse opinion or disclaimer of opinion, nor were modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and later interim period through the termination of the client-auditor relationship, there were no disagreements of the type described under Item 304(a)(1)(iv)(A) of Regulation S-B.

Sincerely,

Chisholm, Bierwolf & Nilson, LLC

by

/s/Todd Chisholm
Todd Chisholm